Exhibit 10.1

ADVENT SOFTWARE, INC.

CHIEF EXECUTIVE OFFICER SEVERANCE PLAN

This Chief Executive Officer Severance Plan (the “Plan”) is adopted by Advent Software, Inc. (the “Company”) effective March 14, 2014 (the “Effective Date”).  The Plan applies to the Company’s chief executive officer (the “Executive”).  This plan supersedes in its entirety (but solely with respect to the Executive), the Executive Severance Plan, originally adopted by the Company effective March 14, 2006 and amended and restated October 1, 2008.

RECITALS

1.                                      It is expected that the Company from time to time will consider the possibility of restructuring within the Company or an acquisition by another company or other change of control.  The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities.  The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a restructuring or Change of Control (as defined herein) of the Company.

2.                                      The Board believes that it is in the best interests of the Company and its stockholders to provide the Executive with an incentive to continue his employment and to motivate the Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

3.                                      The Board believes that it is imperative to provide the Executive with certain severance benefits upon the Executive’s termination of employment, including following a Change of Control.  These benefits will provide the Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

4.                                      Certain capitalized terms used in the Plan are defined in Section 4 below.

PLAN

1.                                      Term of Plan.  The Plan, as amended and restated, shall have an initial term commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Initial Term”).  At the end of the Initial Term, the Plan will automatically renew for successive additional terms of three (3) years (each, an “Additional Term”) on the same terms and conditions, unless the Plan is either terminated or amended by the Compensation Committee of the Board (the “Committee”) in its sole discretion at the end of the Initial Term or an Additional Term, in which case the Plan will either terminate at the end of the applicable term or continue under the new terms approved by the Committee.  Notwithstanding the foregoing provisions, if a Change of Control occurs when there are fewer than twelve (12) months remaining in the Initial Term or an Additional

Term, then such Initial Term or Additional Term will extend automatically through the date that is twelve (12) months following the Change of Control.  If Executive becomes entitled to benefits under Section 3 during the term of this Plan, the Plan will not terminate with respect to such Executive until all of the obligations of the parties hereto with respect to the Plan have been satisfied.

2.                                      At-Will Employment.  The Executive’s employment with the Company is “at-will” employment and may be terminated by the Company at any time with or without cause or notice.  This Plan does not create any right to continued employment.  Further, the Executive’s job performance or promotions, commendations, bonuses or the like from the Company do not give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3.                                      Severance and Termination.

(a)                                 Involuntary Termination.  If Executive’s employment with the Company is terminated other than voluntarily or for “Cause” (as defined herein), and Executive signs the Company’s standard release of claims in favor of the Company, then Executive shall be entitled to (i) receive a lump sum payment equal to twenty four (24) months of Executive’s base salary; (ii) receive a lump sum payment equal to 100% of Executive’s actual annual performance bonus for the year prior to the year of termination; (iii) receive all expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company plans and policies applicable to Executive, (iv) receive Company-paid healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (or if located outside the United States an equivalent healthcare benefit) for a period of eighteen (18) months for Executive and Executive’s eligible dependents under the Company’s health benefit plans (or, at the Company’s option, coverage under a separate plan), (v)(A) all Executive’s outstanding Company equity compensation awards (including, but not limited to stock options, stock appreciation rights, restricted stock, or restricted stock units) granted prior to the Effective Date will have their vesting accelerated on the termination date as to twelve (12) months of additional vesting, with post-termination exercisability as specified in the applicable award agreement; (B) all Executive’s outstanding Company equity compensation awards granted on or after the Effective Date will receive no accelerated vesting; provided, however, that awards granted on or after the Effective Date with vesting based on achievement of performance goals (including, but not limited to performance shares and performance-vested restricted stock units) will vest on the originally scheduled vesting date at the end of the performance period based on actual performance achievement, with the number of equity units vesting pro-rated based on Executive’s period of service during the performance period (rounded up to the nearest month); and (vi) receive such other compensation or benefits from the Company as may be required by law.

(b)                                 Termination due to Death or Disability.  If Executive’s employment with the Company is terminated due to Executive’s death or Executive becoming Disabled, then Executive or Executive’s estate (as the case may be) will (i) receive continued payment of Executive’s base salary for a period of six (6) months from the date of such termination of employment, (ii) receive Company-paid healthcare coverage under COBRA (or if outside the United States an equivalent healthcare coverage benefit) for a period of six (6) months for Executive (if applicable) and

Executive’s eligible dependents under the Company’s health benefit plans (or, at the Company’s option, coverage under a separate plan), (iii) receive all expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with Company-provided or paid plans and policies applicable to Executive, and (iv) not be entitled to any other compensation or benefits from the Company except to the extent required by law. For purposes of clarity, if Section 3(b) applies Executive shall not receive benefits under Section 3(a) or (c).

(c)                                  Involuntary Termination for Cause.  If the Company terminates Executive’s employment with the Company for Cause, then Executive will (i) receive Executive’s base salary through the date of termination of employment, (ii) receive all expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company plans and policies applicable to Executive, and (iii) not be entitled to any other compensation or benefits from the Company except as may be required by law.  No other compensation or benefits will be paid or provided to the Executive under this Plan on account of a termination for Cause, or for periods following the date when such a termination of employment is effective.

(d)                                 Change of Control Benefits.  If the Executive’s employment with the Company is terminated (i) other than (A) voluntarily without Good Reason or (B) for Cause, and (ii) such termination occurs within the period beginning three (3) months prior to and ending twelve (12) months after a Change of Control, then promptly following such termination of employment, subject to Executive signing the Company’s standard release of claims in favor of the Company, Executive will (i) receive all expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with the Company’s then existing employee benefit plans and policies applicable to Executive; (ii) receive a lump sum payment equal to twenty four (24) months of Executive’s base salary; (iii) receive a lump sum payment equal to 150% of Executive’s annual target performance bonus for the year of termination; (iv) receive Company-paid healthcare coverage pursuant to COBRA (or if located outside the United States an equivalent healthcare benefit) for a period of eighteen (18) months for Executive and Executive’s eligible dependents under the Company’s health benefit plans (or, at the Company’s option, coverage under a separate plan), (v)(A) have all Executive’s outstanding Company equity compensation awards (including, but not limited to stock options, stock appreciation rights, restricted stock or restricted stock units) that were granted prior to the Effective Date accelerate vesting on the termination date as to thirty (30) months of additional vesting, with post-termination exercisability as specified in the applicable equity award agreement; (B) have all Executive’s outstanding Company equity compensation awards (including, but not limited to stock options, stock appreciation rights, restricted stock or restricted stock units) granted on or after the Effective Date and having time-based vesting (excluding awards with vesting based on performance) accelerate vesting on the termination date as to forty eight (48) months of additional vesting, with post-termination exercisability as specified in the applicable equity award agreement; (C) have all Executive’s outstanding Company equity compensation awards having performance-based vesting (including, but not limited to, performance shares and performance—vested restricted stock units) that were granted on or after the Effective Date continue to vest over the thirty six (36) months following termination based on achievement of performance goals as provided in the award agreement; and (vi) receive such other compensation or benefits from the Company as may be required by law.  For purposes of clarity, if Section 3(d) applies Executive shall not also receive benefits under Section 3(a).

4.                                      Definitions.

(a)                                 Cause.  For purposes of this Plan, “Cause” is defined as:

(i)                                     a material violation by Executive of a federal or state law or regulation applicable to the business of the Company that has a material adverse effect on the Company;

(ii)                                  Executive’s misappropriation or embezzlement of Company funds or property or an act of fraud upon the Company made by Executive;

(iii)                               Executive’s conviction of, or plea of nolo contendre to, a felony; or

(iv)                              the willful failure by Executive to perform his or her material duties for the Company if such failure to perform is not fully cured by Executive within ten (10) days after he or she receives written notice of such failure; or

(v)                                 a willful violation of a written Company policy, the violation of which is stated in such policy to be grounds for termination; or

(vi)                              an act by the Executive which constitutes gross misconduct and which is materially and demonstrably injurious to the Company.

No act, or failure to act, by the Executive shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interests.

(b)                                 Change of Control.  For purposes of this Plan, “Change of Control” means (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets to any “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), entity or group of persons acting in concert; (ii) any “person” or group of persons becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 35% or more of the total voting power represented by the Company’s then outstanding voting securities; (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; or (iv) a contest for the election or removal of members of the Board that results in the removal from the Board of at least 50% of the incumbent members of the Board.

(c)                                  Disabled.  For purposes of this Plan, “Disabled” means Executive being unable to perform the principal functions of Executive’s duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least three months.  Whether Executive is Disabled shall be determined by the Board based on evidence provided by one or more physicians selected by the Board.

(d)                                 Good Reason.  “Good Reason” shall mean without the Executive’s express written consent (i) a material reduction of the Executive’s duties, title, authority or responsibilities, relative to the Executive’s duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Executive of such reduced duties, title, authority or responsibilities; provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains the Chief Executive Officer of the subsidiary or business unit containing the Company’s business following a Change of Control) shall not by itself constitute grounds for a “Good Reason” termination; (ii) a substantial reduction of the facilities and perquisites (including office space and location) available to the Executive immediately prior to such reduction; (iii) a ten-percent (10%) or greater reduction by the Company in the base compensation of the Executive as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of benefits to which the Executive was entitled immediately prior to such reduction with the result that such Executive’s overall benefits package is significantly reduced; or (v) the relocation of the Executive to a facility or a location more than thirty-five (35) miles from such Executive’s then present location; provided, however, that such events shall not constitute grounds for a Good Reason termination unless the Executive has provided notice to the Company of the existence of the one or more of the above conditions within 90 days of its initial existence, the Company has been provided at least 30 days to remedy the condition, and Executive terminates employment within ninety (90) days following expiration of such cure period to the extent the condition remains uncured.

5.                                      Limitation on Payments. In the event that the severance and other benefits provided for in this Plan or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s severance benefits under Section 3(d) shall be either:

(a)                                 delivered in full, or

(b)                                 delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.  If a reduction in severance and other benefits constituting “parachute payments” as defined in Section 280G of the Code, is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits.  In the event that the accelerated vesting of equity awards is to be cancelled, such vesting acceleration will be cancelled in the reverse chronological order of the Executive’s equity awards’ grant dates.

6.                                      Section 409A.  Notwithstanding anything to the contrary in this Plan, if the Company determines that Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”) at the time of the Executive’s termination of employment (other than due to death), then to the extent delayed commencement of any portion of the benefits to which Executive is entitled pursuant to this Plan, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such benefits will be delayed until the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Executive’s termination of employment.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s termination of employment but prior to the six (6) month anniversary of the Executive’s termination of employment, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

Each payment and benefit payable under this Plan is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  Notwithstanding anything to the contrary in this Plan, no Deferred Compensation Separation Benefits payable under this Plan will be considered due or payable until and unless Executive has a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to the Executive pursuant to this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.  To the extent that any reimbursements payable pursuant to this Plan are subject to Section 409A, any such reimbursements payable to you pursuant to the Plan shall be paid no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Plan will not be subject to liquidation or exchange for another benefit.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the Plan’s benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company reserves the right to amend the Plan and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A, provided that such amendment or action may not materially reduce the benefits provided or to be provided to Executive under the Plan.

7.                                      Release of Claims.  The receipt of any severance pursuant to this Plan is subject to Executive signing and not revoking the Company’s standard release of claims in favor of the Company (the “Release”); provided that such Release is effective within sixty (60) days following Executive’s termination of employment (the “Release Deadline”).  No severance will be paid or provided until the Release becomes effective.  If the Release is not effective by the Release Deadline, Executive forfeits Executive’s right to any severance under the Plan.  Severance payments shall commence or be paid, as applicable, on or before the sixtieth (60th) day following the date of the Executive’s termination of employment, or, if later, such time as required by Section 6.  In the event Executive’s termination of employment occurs at a time during the calendar year where it would be possible for the Release to become effective in the calendar year following the calendar year in which Executive’s termination of employment occurs, then any severance will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination of employment occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit, (ii) the date the Release becomes effective, or (iii) the time required by Section 6 of the Plan.

8.                                      Successors.

(a)                                 The Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Plan by operation of law.

(b)                                 The Executive’s Successors.  The terms of this Plan and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.                                      Notices.  All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery, or, if earlier, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing.

If to the Company:                            Advent Software, Inc.

600 Townsend Street

San Francisco, California 94103

Attention: Chief Executive Officer

or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph.

10.                               Miscellaneous Provisions.

(a)                                 No Duty to Mitigate.  The Executive shall not be required to mitigate the amount of any payment contemplated by this Plan, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

(b)                                 Headings.  All captions and section headings used in this Plan are for convenient reference only and do not form a part of this Plan.

(c)                                  Severability.  The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(d)                                 Withholding.  All payments made pursuant to this Plan will be subject to withholding of applicable income and employment taxes.

COMPANY:

Advent Software, Inc.

By:	/s/ John P. Brennan

Title:	Senior Vice President of Human Resources

Date:	March 14, 2014